EXHIBIT 23.1

[letterhead of KPMG LLP]

Consent of Independent Registered

Public Accounting Firm

To Board of Directors

Hawaiian Electric Industries, Inc.:

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement No. 333-02103 on Form S-8 of Hawaiian Electric Industries, Inc., of our report dated February 11, 2004, relating to the consolidated balance sheets of Hawaiian Electric Industries, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report is incorporated by reference in the 2003 annual report on Form 10-K of Hawaiian Electric Industries, Inc. We also consent to the incorporation by reference of our report dated February 11, 2004, relating to the financial statement schedules of Hawaiian Electric Industries, Inc. in the aforementioned 2003 annual report on Form 10-K which report is included in said Form 10-K. Our reports refer to a change in the method of accounting for goodwill and other intangible assets and for stock-based compensation.

We also consent to the incorporation by reference of our report dated March 5, 2004, relating to the statements of net assets available for benefits of the Hawaiian Electric Industries Retirement Savings Plan as of December 31, 2003 and 2002, and the related statements of changes in net assets available for benefits for each of the years then ended, and the supplemental schedule of schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2003, which report is included in the 2003 annual report on Form 11-K of the Hawaiian Electric Industries Retirement Savings Plan.

/s/ KPMG LLP

Honolulu, Hawaii

June 18, 2004